FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-286968-10

Subject: **PUBLIC PRICING DETAIL* NEW ISSUE CMBS: BBCMS 2026-5C43

NEW ISSUE CMBS: BBCMS 2026-5C43
$883.116MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS: BARCLAYS; CITIGROUP; DEUTSCHE BANK SECURITIES; UBS SECURITIES; WELLS FARGO SECURITIES

CO-MANAGERS: ACADEMY SECURITIES, INC.; BANCROFT CAPITAL, LLC; NATIXIS SECURITIES

RATING AGENCIES: MOODY’S; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

CLASS	RATINGS (M/F/K)	AVAILABLE SIZE ($MM)*	C/E	WAL	LTV	DY	SPREAD	YIELD	COUPON	PRICE
A-1	Aaa/AAA/AAA	8.959	30.000%	2.43	41.9%	18.9%
A-2	Aaa/AAA/AAA	130.000	30.000%	4.66	41.9%	18.9%	J+81	5.82228	6.05500	100.99733
A-3	Aaa/AAA/AAA	546.369	30.000%	4.83	41.9%	18.9%	J+83	5.85034	6.55300	102.99616
A-S	NR/AAA/AAA	102.799	19.500%	4.90	48.2%	16.4%	J+105	6.07340	6.76800	102.99708
B	NR/AA-/AA-	46.504	14.750%	4.96	51.1%	15.5%	J+130	6.32645	7.14925	102.99408
C	NR/A-/A-	39.161	10.750%	4.96	53.5%	14.8%	J+210	7.12645	4.50000	99.83939

* AVAILABLE SIZE ($MM) IS NET OF RISK RETENTION

- SETTLEMENT: ON OR ABOUT THURSDAY, OCTOBER 29, 2026

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.